Exhibit 99.2

ANNUAL ADMINISTRATOR’S CERTIFICATE

PHEAA STUDENT LOAN TRUST I

Manufacturers and Traders Trust Company 213 Market Street Harrisburg, PA 17101	Wachovia Bank of Delaware, National Association One Rodney Square, Suite 102 920 King Street Wilmington, DE 19801
Attention: Corporate Services
Attention: Corporate Trust Administration

I, James L. Preston, Executive Vice President of the Pennsylvania Higher Education Assistance Agency (the “Administrator”), certify that:

1.  Pursuant to Section 3(a) of the Amended and Restated Administration Agreement dated as of July 1, 2004, between PHEAA Student Loan Trust I (the “Trust”) and the Administrator (the “Administration Agreement”), a review of the activities of the Administrator and its performance under the Administration Agreement during the period from July 1, 2004 to June 30, 2005 (the “Period”) has been made under my supervision; and

2.  To the best of my knowledge, based on such review, the Administrator has fulfilled all of its obligations under the Administration Agreement throughout the Period except as set forth on Schedule I hereto.

Date: September 28, 2005

/s/ JAMES L. PRESTON
James L. Preston
Executive Vice President

SCHEDULE I

The Administrator ordered an independent auditing firm to complete the initial annual audit of the Issuer’s books and records and to prepare a report on the results of such audit as required by Section 4.04(f) of the Indenture. The final report of such audit was not complete within 90 days of the end of the Issuer’s fiscal year, and as a result, the Administrator, on behalf of the Issuer, was unable to forward a report to the Indenture Trustee and each Rating Agency within such 90 day period as such Section requires. The Administrator did, however, duly inform the Indenture Trustee prior to the delivery date and obtained a waiver of the requirement to deliver the report within such time. Upon its receipt of the final audit report, on March 8, 2005 the Issuer provided a copy of such completed audit report to the Indenture Trustee and each Rating Agency in fulfillment of its obligations under the Indenture.